EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June 26, 2009 relating to our audit of the consolidated financial statements of Castle Brands, Inc. as of March 31, 2009 and 2008 and for the two years then ended, included in the 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
/s/ Eisner LLP
New York, New York
June 26, 2009